EXHIBIT 99.1

IMMEDIATE RELEASE

HARSCO ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENTS TO LEAD
NEXT STAGE OF COMPANY’S GLOBAL GROWTH AND TRANSFORMATION

HARRISBURG, PA (July 6, 2010) . . . Worldwide industrial services and engineered products company Harsco Corporation (NYSE: HSC) today announced major appointments within the Company’s senior executive management structure.  The appointments, all effective immediately, reflect the continued strengthening of Harsco’s worldwide leadership team as the Company pursues its continuing global growth and business transformation objectives.

Harsco Chairman and CEO Salvatore D. Fazzolari will add the office of President to his responsibilities, becoming Chairman, President and CEO of the Company.  A 30-year veteran of Harsco, Mr. Fazzolari has been Chairman and CEO since 2008 and has been responsible for developing and executing the Company’s envisioned future business transformation roadmap.

Stephen J. Schnoor, who serves the Company as Senior Vice President and CFO will add the role of Treasurer to his responsibilities, bringing together the Company’s worldwide financial organization under single executive leadership as Senior Vice President, CFO and Treasurer.  Richard A. Sullivan, who joined Harsco at the beginning of 2009 as Vice President of Business Transformation, will add the role of Chief Supply Chain Officer to his responsibilities.  In this additional role, Mr. Sullivan will direct the implementation of the key initiatives developed to streamline and strengthen Harsco’s global supply chain.

The executive operating management team that reports directly to Mr. Fazzolari has been reorganized to include new promotions and appointments within the Company’s principal operating groups.  Galdino J. Claro, who joined Harsco in 2009, will assume the title of Executive Vice President and Group CEO for the Company’s Harsco Metals and Harsco Minerals business groups.  A new Executive Vice President and Group CEO for the Harsco Infrastructure business group is expected to be announced shortly.  Both Executive VP positions as well as their respective Group CFOs and other key Group leaders will be based at Harsco’s world headquarters in Camp Hill, PA to provide centralized senior leadership and collaboration in executing the Company’s strategic plans.

In addition, Scott W. Jacoby has been named VP and Group President of the Harsco Rail business group, and Scott H. Gerson will become VP and Group President of the Company’s Harsco Industrial business group.  Mr. Gerson will also continue his responsibilities as the Company’s Chief Information Officer until the appointment of his successor.  Mr. Jacoby and Mr. Gerson will also report directly to Mr. Fazzolari.

In addition to the appointments outlined above, the Company is pleased to welcome Han Jansen to the Company as Group CFO of the Harsco Metals and Harsco Minerals business groups.  Mr. Jansen comes to Harsco from Royal Philips Electronics N.V., where he has held progressively responsible financial management positions throughout his 25-year multinational career, including senior positions in Europe, Asia and North America.  Michael Cubitt has been appointed Group CFO of the Harsco Infrastructure group.

Announcing the new positions, Mr. Fazzolari said, “The strengthening of our senior leadership team is a critical component of the CEO envisioned future and has been one of my highest priorities.  With these latest appointments, we have now filled substantially all of our key seats with the right people, giving us and our stockholders a new generation of Company leadership to take our business forward.”

With the new appointments outlined above, Richard C. Neuffer and Geoffrey D. H. Butler will each assume the title of Vice Chair of the Company, providing direct mentorship support to their operating unit successors to ensure an effective transition, while also taking on senior implementation and oversight responsibilities for the Company’s targeted business expansion and emerging market strategies, prior to their anticipated retirements from the Company in December 2010 and June 2011, respectively.

Harsco Corporation provides essential services and equipment to key industries that play a fundamental role in worldwide economic growth, including infrastructure, metals, railways and energy.  Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index.  Additional information can be found at www.harsco.com.

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Investor Contact Eugene M. Truett 717.975.5677 etruett@harsco.com	Media Contact Kenneth D. Julian 717.730.3683 kjulian@harsco.com